EXHIBIT (23.0)



                   INDEPENDENT AUDITORS' CONSENT



The Board of Directors and Stockholders
CPI Corp.:


     We consent to incorporation by reference in the registration statements Nos. 33-50082 and 002-86403 on Forms S-8 of CPI Corp. of our report dated April 6, 2000, relating to the consolidated balance sheets of CPI Corp. and subsidiaries as of February 5, 2000 and February 6, 1999 and the related consolidated statements of earnings, changes in stockholders' equity and cash flows for each of the fiscal years in the three-year period ended February 5, 2000, and the related schedule, which report appears in the 1999 annual report on Form 10-K of CPI Corp.






/s/ KPMG LLP
-------------------------
    KPMG LLP



St. Louis, Missouri
April 6, 2000